Our File No. 32468-0001/CW1359269	Clark Wilson LLP Barristers & Solicitors Patent & Trade-mark Agents 800-885 W Georgia Street Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax. 604.687.6314

September 10, 2007

Orca International Language Schools Inc.

1685 58A Street

Delta, British Columbia

Canada V4L 1X5

Attention:	Mr. Stuart Wooldridge

President and Chief Executive Officer

Dear Sirs/Mesdames:

Re: Orca International Language Schools Inc. - Registration Statement on Form SB-2 filed August 7, 2007

                               We are counsel to Orca International Language Schools Inc. (the "Company"), a British Columbia corporation, in connection with the filing, on August 7, 2007, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 1,935,000 shares of the Company’s common stock for resale by certain selling shareholders named in the Registration Statement, the Company is registering for resale:

- up to 435,000 shares of the Company’s common stock which were issued in a private placement that closed on March 31, 2007; and

- up to 1,500,000 shares of the Company’s common stock which were issued in a private placement of units that closed on March 31, 2005.

(collectively, the "Securities Transactions").

We have examined originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon and subject to the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares of the Company’s common stock that have been issued in the Securities Transactions were duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is limited to British Columbia law, including the statutory provisions and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus constituting a part of such Registration Statement under the heading "Legal Matters".

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

/lky